Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
August 6, 2015	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2015 Third Quarter Results and Provides Financial Outlook for the Fourth Fiscal Quarter of 2015

St. Louis —August 6, 2015—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the third fiscal quarter, which ended June 30, 2015.

“Third quarter results were in-line with expectations as organic revenue growth exceeded category value performance,” said Alan Hoskins, CEO. "Excluding unfavorable currency impacts, our gross margin continued to benefit from our ongoing cost saving initiatives and favorable commodity costs. During the quarter, we continued to increase support of our leading global brands, including our recently launched EcoAdvanced, the world’s first battery made from recycled batteries.  Our colleagues did an outstanding job preparing the organization for completion of the spin while focusing on advancing the business, and I am confident in our ability to continue successfully executing on our strategy. Looking forward, the organization is re-energized with the mission of leading the charge to connect our brands, our people, and the products we offer to the world better than anyone else.”
"We are finalizing our plans for fiscal year 2016 and will share our outlook for the upcoming fiscal year in November," said Mr. Hoskins. "The fourth quarter will be transitional as the New Energizer begins to execute its plans as an independent company. We will continue to lead with innovation, operate with excellence and drive productivity to deliver value for our shareholders."

Highlights
On July 1, 2015, Edgewell Personal Care Company (ParentCo) completed the previously announced separation of its business into two separate independent public companies, Energizer Holdings, Inc. (Energizer) and Edgewell Personal Care Company. As a result of the spin-off, Energizer now operates as an independent, publicly traded company. Energizer's third fiscal quarter and prior periods information is based on carve out financial data. Net sales, Gross profit, Advertising & promotion (A&P) and Research & development (R&D) spending are directly attributable to our business. However, certain Selling, general, and administrative expense (SG&A), Interest expense and Spin-off and Restructuring related charges are allocated from ParentCo and not necessarily representative of Energizer's stand-alone results or expected future results of Energizer as an independent company. The Company's fourth fiscal quarter will be our first quarter with stand-alone financial data.

The following is a summary of key third fiscal quarter results for total sales, total segment profit and other key financial information. All comparisons are with the third quarter of fiscal 2014 unless otherwise stated. Detail on segment sales and segment profit are highlighted in the press release attachments.

•	Organic sales up 0.1% versus the prior year fiscal quarter, exceeding category value performance;

•
Gross margin percentage increased 200 basis points driven by continued cost reductions and modest commodity price favorability. This amount excludes the change in Venezuela results, international go-to-market changes and the unfavorable impact of currency;

•
SG&A as a percent of net sales improved by 280 basis points driven by cost reduction efforts. This amount excludes the unfavorable impact of the spin-off transaction, integration, restructuring related charges, the change in Venezuela, international go-to-market changes and the unfavorable impact of currency;

•	A&P increased $7.4 million, or 270 basis points as a percent of net sales excluding unfavorable currency, the change in Venezuela and international go-to-market changes;

•	Restructuring savings for the total project exceeded $218 million. Savings related to the 2013 restructuring project have been fully realized as of June 30, 2015;

•	Restructuring related charges were $19.4 million in the third fiscal quarter and $199.7 million on a project-to-date basis; and

•	Spin-off and spin restructuring related charges were $76.2 million in the third fiscal quarter and $166.9 million on a project-to-date basis, inclusive of the cost of early debt retirement.

Total Net Sales (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2015

	Q3	% Chg	Nine Months	% Chg
Net Sales - FY'14	$411.7		$1,353.7
Organic	0.3	0.1%	(26.7)	(2.0)%
International Go-to-Market (1)	(3.2)	(0.8)%	(6.3)	(0.5)%
Change in Venezuela results (2)	(6.8)	(1.7)%	(11.7)	(0.9)%
Impact of currency	(27.7)	(6.7)%	(76.5)	(5.6)%
Net Sales - FY'15	$374.3	(9.1)%	$1,232.5	(9.0)%

Total Net Sales for the third fiscal quarter decreased $37.4 million or 9.1% as compared to the prior year quarter, including a decrease of $27.7 million due to unfavorable movement in foreign currency rates, a $6.8 million change in Venezuela results (as a result of the Company's previously announced deconsolidation) and $3.2 million related to the initial impacts of the international go-to-market changes (including exits and shift to distributors). Excluding the impact of these unfavorable items, organic net sales were up 0.1% versus the prior year fiscal quarter, exceeding category value performance. Sales of EcoAdvanced as well as space and distribution gains in Europe were partially offset by the comparison against prior year fill volumes and temporary prior year shelf gains.

Total Segment Profit (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2015

	Q3	% Chg	Nine Months	% Chg
Segment Profit - FY'14	$97.2		$316.1
Organic	2.8	2.9%	32.4	10.3%
International Go-to-Market (1)	1.8	1.9%	1.0	0.3%
Change in Venezuela results (2)	(3.3)	(3.4)%	(7.9)	(2.5)%
Impact of currency	(15.8)	(16.3)%	(45.1)	(14.3)%
Segment Profit - FY'15	$82.7	(14.9)%	$296.5	(6.2)%

Total Segment Profit in the third fiscal quarter decreased $14.5 million, or 14.9%, driven primarily by a decrease of $15.8 million due to unfavorable movement in foreign currency rates, a decrease of $3.3 million due to the change in Venezuela results (as a result of the Company's previously announced deconsolidation) partially offset by an increase of $1.8 million from the net impact of the go-to-market changes resulting from overhead reductions. Excluding the impact of these items, segment profit increased $2.8 million, or 2.9%, driven primarily by restructuring cost savings and lower overhead spending. These favorable items were partially offset by higher A&P spending in support of our brands and the launch of EcoAdvanced.

(1) To compete more effectively as an independent company, we intend to increase our use of exclusive and non-exclusive third-party distributors and wholesalers, and decrease or eliminate our business operations in certain countries, consistent with our international go-to-market strategy. In order to capture the impact of these international go-to-market changes and exits, we have separately identified the impact within the tables above, which represents the year over year change in those markets since the date of exit. We expect to realize the majority of this impact from these changes in the upcoming four quarters. The market exits should be fully realized in the earlier part of that time frame, while the distributor transition may be more protracted.
(2) As previously announced, we deconsolidated our Venezuelan subsidiaries on March 31, 2015 and began accounting for our investment in our Venezuelan operations using the cost method of accounting. Subsequent to March 31, 2015, our financial results will not include the operating results of our Venezuelan operations. As a result of the deconsolidation, we have taken the year over year change in Venezuela results and separately identified that impact in the tables above.

Net Earnings/Diluted EPS
The following tables provide a reconciliation of net (loss)/earnings and net (loss)/earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	Quarter Ended June 30,
(in millions, except per share data)	(Loss) / Earnings Before Income Taxes		Net (Loss)/Earnings		Diluted EPS
	2015	2014	2015	2014	2015	2014
Reported - GAAP	$(40.5)	$49.2	$(19.6)	$36.3	$(0.32)	$0.58
Impacts: Expense (Income)
Spin costs (2)	37.8	3.3	25.0	2.6	0.40	0.04
Spin restructuring	11.7	—	7.9	—	0.13	—
Cost of early debt retirement (2)	26.7	—	16.7	—	0.27	—
2013 Restructuring (2)	19.4	3.2	12.4	2.2	0.20	0.04
Integration (2)	0.4	—	0.3	—	—	—
Adjustments to prior year tax accruals	—	—	(2.6)	—	(0.04)	—
Adjusted - Non-GAAP	$55.5	$55.7	$40.1	$41.1	$0.64	$0.66
Weighted average shares - Diluted (1)					62.2	62.2

	Nine Months Ended June 30,
(in millions, except per share data)	(Loss) / Earnings Before Income Taxes		Net (Loss)/Earnings		Diluted EPS
	2015	2014	2015	2014	2015	2014
Reported - GAAP	$(30.8)	$147.7	$(27.1)	$110.8	$(0.44)	$1.78
Impacts: Expense (Income)
Venezuela deconsolidation charge	65.2	—	65.2	—	1.05	—
Spin costs (2)	82.9	3.3	54.8	2.6	0.88	0.04
Spin restructuring	36.0	—	24.2	—	0.39	—
Cost of early debt retirement (2)	26.7	—	16.7	—	0.27	—
2013 Restructuring (2)	10.2	43.3	6.6	29.3	0.11	0.48
Integration (2)	1.3	—	1.0	—	0.01	—
Adjustments to prior year tax accruals	—	—	(2.6)	—	(0.04)	—
Adjusted - Non-GAAP	$191.5	$194.3	$138.8	$142.7	$2.23	$2.30
Weighted average shares - Diluted (1)					62.2	62.2

(1) On July 1, 2015, Edgewell distributed 62.2 million shares of Energizer Holdings, Inc. common stock to Edgewell shareholders in connection with its spin-off of Energizer Holdings, Inc. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of Energizer Holdings, Inc. shares outstanding immediately following this transaction.

(2) See Statement of Earnings within the press release attachments for where these items are classified.

Energizer reported a third fiscal quarter net loss of $19.6 million, or $(0.32) per diluted share. This compares to net earnings of $36.3 million, or $0.58 per diluted share in the prior year third fiscal quarter. Adjusted net earnings per diluted share were $0.64 for the third fiscal quarter as compared to $0.66 in the prior year quarter.
Financial Outlook Assumptions for Fiscal 2015 Fourth Quarter
The Company is providing the below assumptions related to its financial outlook for the fourth quarter of fiscal 2015. All comparisons are with the fourth quarter ended September 30, 2014 (which is on a carve out basis), unless otherwise stated.

•	Impact of movement in foreign currencies

◦	Net sales are expected to be unfavorably impacted by $25 to $30 million.

◦	Pre-tax earnings (net of the hedge impact) are estimated to be reduced by $12 to $15 million.

•	International go-to-market changes

◦	Net sales are expected to decline in the mid-single digits.

◦	Segment earnings impact is expected to be minimal as we anticipate overhead reductions will likely offset a significant portion of the gross profit decline.

•	Change in results in Venezuela as a result of the Company's previously announced deconsolidation

◦	Net sales will be reduced $5.6 million.

◦	Segment profit will decline $2.7 million.

•	Organic revenue is expected to be down mid- to high-single digits

◦
The Company will experience an unfavorable comparison with the prior year quarter, which included a +4% growth rate, driven primarily by the timing of earlier holiday deliveries and temporary prior year shelf gains.

•	Gross Margin rate is expected to decline by up to 300 basis points driven primarily by currency, changes in Venezuela (as a result of the deconsolidation) and the international go-to-market changes.

In addition, the Company expects to incur incremental charges related to the spin transaction during the fourth quarter of fiscal 2015 and through the end of fiscal year 2016.

•
Pre-tax spin costs are expected to be in the range of $15 to $25 million through the end of fiscal year 2016. A significant portion of these costs are expected to be incurred in the fourth quarter of fiscal year 2015. In addition, tax related spin costs in foreign jurisdictions realized in the fourth quarter are expected to be approximately $10 million.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on third fiscal quarter earnings and the financial outlook for the fourth fiscal quarter. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:

https://www.webcaster4.com/Webcast/Page/1192/9688

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.

# # #

Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as adjusted net earnings, adjusted net earnings per diluted share, operating results, organic sales, gross margin, SG&A as a percent of net sales (exclusive of spin costs, restructuring related charges and integration expenses), advertising and promotional expense as a percent of net sales and other comparison changes, exclude the impact of currency devaluations and other currency movements, the costs associated with restructuring and other initiatives, costs associated with the planned spin-off transaction, cost of early debt retirement, certain charges related to the Venezuela deconsolidation charge, changes to our international go to market strategy, costs associated with acquisition integration, adjustments to prior year tax accruals and certain other items as outlined in this announcement, are not in accordance with, nor are they a substitute for, GAAP measures. Additionally, we are unable to provide a reconciliation of forward-looking non-GAAP measures due to uncertainty regarding future restructuring related charges, spin-off related charges, the impact of fluctuations in foreign currency movements and the cost of raw materials. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, earnings and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	the impact of raw materials and other commodity costs;

•	costs and reputational damage associated with cyber-attacks or information security breaches;

•	our ability to acquire and integrate businesses, and to realize the projected results of acquisitions;

•	the impact of advertising and product liability claims and other litigation;

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt; and

•	the impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Information Statement filed as Exhibit 99.1 to our Registration Statement on Form 10, as amended, filed with the Securities and Exchange Commission on May 27, 2015.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

(in millions, except per share data)	Quarter Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014

Net sales	$374.3	$411.7	$1,232.5	$1,353.7
Cost of products sold (2)	203.5	219.4	659.4	738.0
Gross profit	170.8	192.3	573.1	615.7
Selling, general and administrative expense (3)	108.2	93.3	322.5	280.4
Advertising and promotion expense	35.1	27.7	99.0	90.1
Research and development expense	6.5	6.0	19.1	18.0
Venezuela Deconsolidation	—	—	65.2	—
Spin restructuring	11.7	—	36.0	—
2013 Restructuring	18.1	1.9	8.8	38.8
Interest expense (4)	37.5	9.4	65.2	39.4
Other financing items, net	(5.8)	4.8	(11.9)	1.3
(Loss)/earnings before income taxes	(40.5)	49.2	(30.8)	147.7
Income tax (benefit)/provision	(20.9)	12.9	(3.7)	36.9
Net (loss)/earnings	$(19.6)	$36.3	$(27.1)	$110.8

(Loss)/earnings per share
Basic (1)	$(0.32)	$0.58	$(0.44)	$1.78
Diluted (1)	$(0.32)	$0.58	$(0.44)	$1.78

Weighted average shares of common stock - Basic (1)	62.2	62.2	62.2	62.2
Weighted average shares of common stock - Diluted (1)	62.2	62.2	62.2	62.2

(1) On July 1, 2015, Edgewell distributed 62.2 million shares of Energizer Holdings, Inc. common stock to Edgewell shareholders in connection with its spin-off of Energizer Holdings, Inc. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of Energizer Holdings, Inc. shares outstanding immediately following this transaction.

(2) Includes 2013 Restructuring costs for inventory obsolescence adjustments of $1.1 in the third quarter and nine months ended June 30, 2015 related to the closure of our Tianjin facility in China and $0.4 million for the nine months ended June 30, 2014.

(3) Includes one-time spin costs of $37.8 and $3.3 for the third quarter ended June 30, 2015 and 2014, respectively and $82.9 and $3.3 for the nine months ended June 30, 2015 and 2014, respectively. Includes 2013 Restructuring costs of $0.2 and $0.3 for the quarter and nine months ended June 30, 2015 and $1.3 and $4.1 for the quarter and nine months ended June 30, 2014, associated with certain information technology and related activities. Includes acquisition integration costs of $0.4 and $1.3 for the quarter and nine months ended June 30, 2015.

(4) Includes cost of early debt retirement of $26.7 for the third quarter and nine months ended June 30, 2015.

Energizer Holdings, Inc.
Supplemental Schedules
June 30, 2015
(In millions, except per share data - Unaudited)

Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

Operations for Energizer are managed via four major geographic reportable segments: North America (the United States and Canada), Latin America, Europe, Middle East and Africa (“EMEA”), and Asia Pacific.

Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Shared functions include IT and finance shared service costs. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a standalone basis.

Segment sales and profitability for the quarter and nine months ended June 30, 2015 and 2014, respectively, are presented below.

	For the Quarter Ended June 30,		For the Nine Months Ended June 30,
	2015	2014	2015	2014
Net Sales
North America	$184.9	$192.0	$605.9	$652.6
Latin America	27.8	39.7	99.9	122.2
EMEA	82.3	94.3	287.4	320.0
Asia Pacific	79.3	85.7	239.3	258.9
Total net sales	$374.3	$411.7	$1,232.5	$1,353.7

Segment Profit
North America	$46.4	$54.1	$163.1	$177.4
Latin America	6.8	7.4	16.8	20.5
EMEA	8.8	13.9	52.8	49.5
Asia Pacific	20.7	21.8	63.8	68.7
Total segment profit	$82.7	$97.2	$296.5	$316.1

General corporate and other expenses	$(9.8)	$(15.6)	$(43.0)	$(50.4)
Global marketing expense (1)	(5.9)	(5.7)	(16.3)	(12.7)
Research and development expense	(6.5)	(6.0)	(19.1)	(18.0)
Venezuela deconsolidation charge	—	—	(65.2)	—
2013 restructuring (2)	(19.4)	(3.2)	(10.2)	(43.3)
Integration	(0.4)	—	(1.3)	—
Spin costs	(37.8)	(3.3)	(82.9)	(3.3)
Spin restructuring	(11.7)	—	(36.0)	—
Cost of early debt retirement	(26.7)	—	(26.7)	—
Interest and other financing items	(5.0)	(14.2)	(26.6)	(40.7)
Total (loss)/earnings before income taxes	$(40.5)	$49.2	$(30.8)	$147.7

(1) Historically, these amounts were included in Edgewell’s Household Products segment. For purposes of the Energizer carve-out financial statements, Global marketing expense is considered corporate in nature.
(2) Includes pre-tax costs of $0.2 and $0.3 for the quarter and nine months ended June 30, 2015 and $1.3 and $4.1 for the quarter and nine months ended June 30, 2014, associated with certain information technology and related activities, which are included in SG&A on the unaudited Combined Condensed Statements of Earnings and Comprehensive Income. Additionally, pre-tax costs of $1.1 for the quarter and nine months ended June 30, 2015 and $0.4 for the nine months ended June 30, 2014, associated with obsolescence charges related to our restructuring, were included in Cost of products sold on the unaudited Combined Condensed Statements of Earnings and Comprehensive Income.

Energizer Holdings, Inc.
Supplemental Schedules
June 30, 2015
(In millions, except per share data - Unaudited)

Supplemental product information is presented below for revenues from external customers:

	For the Quarter Ended June 30,		For the Nine Months Ended June 30,
Net Sales	2015	2014	2015	2014
Alkaline batteries	$233.9	$256.5	$786.2	$849.8
Other batteries and lighting products	140.4	155.2	446.3	503.9
Total net sales	$374.3	$411.7	$1,232.5	$1,353.7

Energizer Holdings, Inc.
Supplemental Schedules
June 30, 2015
(In millions, except per share data - Unaudited)

Net Sales

	Q1'15	% Chg	Q2'15	% Chg	Q3'15	% Chg	9 months '15	% Chg
North America
Net sales - prior year	$293.3		$167.3		$192.0		$652.6
Organic	(39.8)	(13.6)%	3.7	2.2%	(5.4)	(2.8)%	(41.5)	(6.4)%
Impact of currency	(2.1)	(0.7)%	(1.4)	(0.8)%	(1.7)	(0.9)%	(5.2)	(0.8)%
Net sales - current year	$251.4	(14.3)%	$169.6	1.4%	$184.9	(3.7)%	$605.9	(7.2)%

Latin America
Net sales - prior year	$45.3		$37.2		$39.7		$122.2
Organic	0.3	0.7%	2.8	7.6%	(0.4)	(1.1)%	2.7	2.3%
Int'l Go-to-Market	—	—%	(0.1)	(0.3)%	(1.4)	(3.5)%	(1.5)	(1.2)%
Change in Venezuela results	(2.2)	(4.9)%	(2.7)	(7.3)%	(6.8)	(17.1)%	(11.7)	(9.6)%
Impact of currency	(5.1)	(11.3)%	(3.4)	(9.1)%	(3.3)	(8.3)%	(11.8)	(9.7)%
Net sales - current year	$38.3	(15.5)%	$33.8	(9.1)%	$27.8	(30.0)%	$99.9	(18.2)%

EMEA
Net sales - prior year	$135.9		$89.8		$94.3		$320.0
Organic	2.6	1.9%	5.1	5.6%	1.6	1.7%	9.3	2.9%
Int'l Go-to-Market	—	—%	(0.4)	(0.4)%	1.6	1.7%	1.2	0.4%
Impact of currency	(12.6)	(9.3)%	(15.3)	(17.0)%	(15.2)	(16.1)%	(43.1)	(13.5)%
Net sales - current year	$125.9	(7.4)%	$79.2	(11.8)%	$82.3	(12.7)%	$287.4	(10.2)%

Asia Pacific
Net sales - prior year	$94.1		$79.1		$85.7		$258.9
Organic	(4.2)	(4.5)%	2.5	3.1%	4.5	5.3%	2.8	1.0%
Int'l Go-to-Market	(0.3)	(0.3)%	(2.3)	(2.9)%	(3.4)	(4.0)%	(6.0)	(2.3)%
Impact of currency	(3.9)	(4.1)%	(5.0)	(6.3)%	(7.5)	(8.8)%	(16.4)	(6.3)%
Net sales - current year	$85.7	(8.9)%	$74.3	(6.1)%	$79.3	(7.5)%	$239.3	(7.6)%

Total Net Sales
Net sales - prior year	$568.6		$373.4		$411.7		$1,353.7
Organic	(41.1)	(7.1)%	14.1	3.7%	0.3	0.1%	(26.7)	(2.0)%
Int'l Go-to-Market	(0.3)	(0.1)%	(2.8)	(0.7)%	(3.2)	(0.8)%	(6.3)	(0.5)%
Change in Venezuela results	(2.2)	(0.4)%	(2.7)	(0.7)%	(6.8)	(1.7)%	(11.7)	(0.9)%
Impact of currency	(23.7)	(4.2)%	(25.1)	(6.7)%	(27.7)	(6.7)%	(76.5)	(5.6)%
Net sales - current year	$501.3	(11.8)%	$356.9	(4.4)%	$374.3	(9.1)%	$1,232.5	(9.0)%

Energizer Holdings, Inc.
Supplemental Schedules
June 30, 2015
(In millions, except per share data - Unaudited)

Segment Profit
	Q1'15	% Chg	Q2'15	% Chg	Q3'15	% Chg	9 months '15	% Chg
North America
Segment Profit - prior year	$86.3		$37.0		$54.1		$177.4
Organic	(14.0)	(16.2)%	9.5	25.7%	(6.6)	(12.2)%	(11.1)	(6.3)%
Impact of currency	(1.4)	(1.6)%	(0.7)	(1.9)%	(1.1)	(2.0)%	(3.2)	(1.8)%
Segment Profit - current year	$70.9	(17.8)%	$45.8	23.8%	$46.4	(14.2)%	$163.1	(8.1)%
% of Sales	28.2%		27.0%		25.1%		26.9%

Latin America
Segment Profit - prior year	$6.3		$6.8		$7.4		$20.5
Organic	3.2	50.7%	2.9	42.5%	3.5	47.3%	9.6	46.9%
Int'l Go-to-Market	—	—%	0.1	1.5%	1.2	16.2%	1.3	6.3%
Change in Venezuela results	(2.0)	(31.7)%	(2.6)	(38.2)%	(3.3)	(44.6)%	(7.9)	(38.5)%
Impact of currency	(2.8)	(44.4)%	(1.9)	(27.9)%	(2.0)	(27.0)%	(6.7)	(32.7)%
Segment Profit - current year	$4.7	(25.4)%	$5.3	(22.1)%	$6.8	(8.1)%	$16.8	(18.0)%
% of Sales	12.3%		15.7%		24.5%		16.8%

EMEA
Segment Profit - prior year	$27.8		$7.8		$13.9		$49.5
Organic	15.5	55.7%	9.4	120.6%	1.2	8.7%	26.1	52.8%
Int'l Go-to-Market	—	—%	(0.2)	(2.6)%	1.2	8.6%	1.0	2.0%
Impact of currency	(8.9)	(32.0)%	(7.4)	(94.9)%	(7.5)	(54.0)%	(23.8)	(48.1)%
Segment Profit - current year	$34.4	23.7%	$9.6	23.1%	$8.8	(36.7)%	$52.8	6.7%
% of Sales	27.3%		12.1%		10.7%		18.4%

Asia Pacific
Segment Profit - prior year	$26.8		$20.1		$21.8		$68.7
Organic	(1.2)	(4.5)%	4.3	21.4%	4.7	21.7%	7.8	11.4%
Int'l Go-to-Market	—	—%	(0.7)	(3.5)%	(0.6)	(2.8)%	(1.3)	(1.9)%
Impact of currency	(2.6)	(9.7)%	(3.6)	(17.9)%	(5.2)	(23.9)%	(11.4)	(16.6)%
Segment Profit - current year	$23.0	(14.2)%	$20.1	—%	$20.7	(5.0)%	$63.8	(7.1)%
% of Sales	26.8%		27.1%		26.1%		26.7%

Total Segment Profit
Segment Profit - prior year	$147.2		$71.7		$97.2		$316.1
Organic	3.5	2.5%	26.1	36.4%	2.8	2.9%	32.4	10.3%
Int'l Go-to-Market	—	—%	(0.8)	(1.1)%	1.8	1.9%	1.0	0.3%
Change in Venezuela results	(2.0)	(1.4)%	(2.6)	(3.6)%	(3.3)	(3.4)%	(7.9)	(2.5)%
Impact of currency	(15.7)	(10.7)%	(13.6)	(19.0)%	(15.8)	(16.3)%	(45.1)	(14.3)%
Segment Profit - current year	$133.0	(9.6)%	$80.8	12.7%	$82.7	(14.9)%	$296.5	(6.2)%
% of Sales	26.5%		22.6%		22.1%		24.1%

Energizer Holdings, Inc.
Supplemental Schedules
June 30, 2015
(In millions, except per share data - Unaudited)

Quarter Ended June 30, 2015							% of Sales
	Sales	GM	A&P	R&D	SG&A		Sales	GM	A&P	R&D	SG&A
FY'14 - Adj. GAAP	$411.7	$192.3	$27.7	$6.0	$88.7	(1)
		46.7%	6.7%	1.5%	21.5%

Fx	$(27.7)	$(24.3)	$(2.1)	$—	$(6.3)		(6.7)%	(3.0)%	—%	0.1%	—%
Change in Venezuela	$(6.8)	$(4.9)	$(0.3)	$—	$(1.3)		(1.7)%	(0.4)%	0.1%	—%	0.1%
Int'l Go-to-Market	$(3.2)	$(0.5)	$(0.7)	$—	$(1.6)		(0.8)%	0.3%	(0.1)%	—%	(0.2)%
Organic	$0.3	$8.2	$10.5	$0.5	$(9.7)		0.1%	2.0%	2.6%	0.1%	(2.3)%
Other							—%	—%	0.1%	—%	(0.5)%

FY'15 - Adj. GAAP	$374.3	$170.8	$35.1	$6.5	$69.8	(1)
% of Sales		45.6%	9.4%	1.7%	18.6%
Change		(1.1)%	2.7%	0.2%	(2.9)%		(9.1)%	(1.1)%	2.7%	0.2%	(2.9)%

(1) Third quarter Fiscal 2014 SG&A as reported of $93.3 million was adjusted for Spin Costs of $3.3 million and IT Enablement costs of $1.3 million. Third quarter Fiscal 2015 SG&A as reported of $108.2 million was adjusted for Spin Costs of $37.8 million, IT Enablement costs of $0.2 million and integration costs of $0.4 million

Energizer Holdings, Inc.
Supplemental Schedules
June 30, 2015
(In millions, except per share data - Unaudited)

Venezuela historical results of operations through the quarter ended June 30, 2015.

Venezuela
Results ($ in millions)
(reflected at the official exchange rate of 6.30 bolivars per U.S. dollar)

		Q1	Q2	Q3	Q4	FY
Total Net Sales	Fiscal 2015	$3.1	$5.4	$—
	Fiscal 2014	$5.3	$8.1	$6.8	$5.6	$25.8

		Q1	Q2	Q3	Q4	FY
Total Segment Profit	Fiscal 2015	$0.5	$2.0	$—
	Fiscal 2014	$2.5	$4.6	$3.3	$2.7	$13.1

Note: Venezuelan exchange control regulations have resulted in an other-than-temporary lack of exchangeability between the Venezuelan bolivar and U.S. dollar, and have restricted our Venezuelan operations’ ability to pay dividends and settle intercompany obligations. The severe currency controls imposed by the Venezuelan government have significantly limited the Company’s ability to realize the benefits from earnings of Energizer’s Venezuelan operations and access the resulting liquidity provided by those earnings. The Company expects that this condition will continue for the foreseeable future. This lack of exchangeability has resulted in a lack of control over our Venezuelan subsidiaries for accounting purposes. Accordingly, in accordance with Accounting Standards Codification (“ASC”) 810 -- Consolidation, we deconsolidated our Venezuelan subsidiaries on March 31, 2015 and began accounting for our investment in our Venezuelan operations using the cost method of accounting. Subsequent to March 31, 2015, our financial results will not include the operating results of our Venezuelan operations. Instead, we will record revenue for sales of inventory to our Venezuelan operations in our consolidated financial statements to the extent cash is received. Further, dividends from our Venezuelan subsidiaries will be recorded as other income upon receipt of the cash.

Energizer Holdings, Inc.
Supplemental Schedules
June 30, 2015
(In millions, except per share data - Unaudited)

EBITDA and ADJUSTED EBITDA

	Q4'14	Q1'15	Q2'15	Q3'15	LTM 6/30/15 (1)
Net Income/(Loss)	$46.5	$61.7	$(69.2)	$(19.6)	$19.4
Income Tax Expense/(Benefit)	21.0	19.7	(2.5)	(20.9)	17.3
Earnings (loss) before taxes	$67.5	$81.4	$(71.7)	$(40.5)	$36.7
Interest (2)	13.3	12.5	15.2	37.5	78.5
Depreciation & Amortization	10.4	10.7	11.6	10.9	43.6
EBITDA	$91.2	$104.6	$(44.9)	$7.9	$158.8

Adjustments:
2013 Restructuring	$7.1	$(9.5)	$0.3	$19.4	$17.3
Spin costs	18.0	22.1	23.0	37.8	100.9
Spin Restructuring	—	1.1	23.2	11.7	36.0
Venezuela Deconsolidation	—	—	65.2	—	65.2
Share-based payments	3.5	3.2	2.2	1.8	10.7
Adjusted EBITDA	$119.8	$121.5	$69.0	$78.6	$388.9

(1) LTM defined as latest twelve months for the period ended 6/30/15.

(2) Includes cost of early debt retirement of $26.7 million recorded in the third fiscal quarter of 2015.

Energizer Holdings, Inc.
Supplemental Schedules
June 30, 2015
(In millions, except per share data - Unaudited)

P&L History
	Q1'15	Q2'15	Q3'15	Q1'14	Q2'14	Q3'14	Q4'14	2014	2013	2012
Sales	$501.3	$356.9	$374.3	$568.6	$373.4	$411.7	$486.7	$1,840.4	$2,012.2	$2,087.7
Cost of products sold	267.5	188.4	203.5	307.0	211.6	219.4	252.0	990.0	1,110.3	1,193.6
Gross profit	$233.8	$168.5	$170.8	$261.6	$161.8	$192.3	$234.7	$850.4	$901.9	$894.1
% of Sales	46.6%	47.2%	45.6%	46.0%	43.3%	46.7%	48.2%	46.2%	44.8%	42.8%

SG&A (Segment)	66.3	58.3	54.1	72.9	69.6	67.4	71.0	280.9	292.5	312.8
SG&A (Corporate)	17.4	15.8	9.8	23.3	11.5	15.6	12.1	62.5	70.8	74.2
SG&A (Global Marketing)	4.3	6.1	5.9	2.8	4.2	5.7	8.0	20.7	21.8	29.1
Subtotal - SG&A	88.0	80.2	69.8	99.0	85.3	88.7	91.1	364.1	385.1	416.1
% of Sales	17.6%	22.5%	18.6%	17.4%	22.8%	21.5%	18.7%	19.8%	19.1%	19.9%

Advertising and promotion expense	34.4	29.5	35.1	41.5	20.9	27.7	31.6	121.7	127.4	109.8
% of Sales	6.9%	8.3%	9.4%	7.3%	5.6%	6.7%	6.5%	6.6%	6.3%	5.3%

Research and development expense	6.2	6.4	6.5	6.2	5.8	6.0	7.3	25.3	29.7	41.8
% of Sales	1.2%	1.8%	1.7%	1.1%	1.6%	1.5%	1.5%	1.4%	1.5%	2.0%

Interest Expense	12.5	15.2	10.8	15.3	14.7	9.4	13.3	52.7	68.1	68.9
Cost of debt early retirement	—	—	26.7	—	—	—	—	—	—	—
Other financing items, net	(2.8)	(3.3)	(5.8)	1.0	(4.5)	4.8	(0.6)	0.7	3.1	0.2

2013 restructuring	(9.6)	0.3	18.1	19.2	17.7	1.9	4.7	43.5	123.9	6.5
2013 restructuring (SG&A)	0.1	—	0.2	1.2	1.6	1.3	1.8	5.9	2.6	—
Prior restructuring	—	—	—	—	—	—	—	—	—	(6.8)

Integration (SG&A)	0.4	0.5	0.4	—	—	—	—	—	—	—
Spin (SG&A)	22.1	23.0	37.8	—	—	3.3	18.0	21.3	—	—
Spin restructuring	1.1	23.2	11.7	—	—	—	—	—	—	—

Venezuela deconsolidation	—	65.2	—	—	—	—	—	—	—	—
Earnings (loss)/before income taxes	$81.4	$(71.7)	$(40.5)	$78.2	$20.3	$49.2	$67.5	$215.2	$162.0	$257.6
Income Taxes	19.7	(2.5)	(20.9)	20.2	3.8	12.9	21.0	57.9	47.1	70.6
NET EARNINGS/(LOSS)	$61.7	$(69.2)	$(19.6)	$58.0	$16.5	$36.3	$46.5	$157.3	$114.9	$187.0

SG&A	Q1'15	Q2'15	Q3'15	Q1'14	Q2'14	Q3'14	Q4'14	2014	2013	2012
SG&A (Segment)	$66.3	$58.3	$54.1	$72.9	$69.6	$67.4	$71.0	$280.9	$292.5	$312.8
SG&A (Corporate)	17.4	15.8	9.8	23.3	11.5	15.6	12.1	62.5	70.8	74.2
SG&A (Global Marketing)	4.3	6.1	5.9	2.8	4.2	5.7	8.0	20.7	21.8	29.1
2013 Restructuring	0.1	—	0.2	1.2	1.6	1.3	1.8	5.9	2.6	—
Integration	0.4	0.5	0.4	—	—	—	—	—	—	—
Spin	22.1	23.0	37.8	—	—	3.3	18.0	21.3	—	—
Reported SG&A	$110.6	$103.7	$108.2	$100.2	$86.9	$93.3	$110.9	$391.3	$387.7	$416.1